November 6, 2025

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: The RBB Fund, Inc.

File no. 811-05518

Dear Sir or Madam:

We have read Item 8 and Item 19 of Form N-CSR with respect to SGI Enhanced Market Leaders ETF (formerly Chestnut Street Exchange Fund) only, a series of The RBB Fund, Inc., dated November 6, 2025, and agree with the statements concerning Cohen & Co for the years ended December 31, 2024 and 2023 contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Very truly yours,

COHEN & COMPANY, LTD.